Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:
Michael P. Gray	Jenny Viscarolasaga
Chief Financial Officer	For Curis, Inc.
Curis, Inc.	617-503-6658
617-503-6632	Jenny@tworoadscommunications.com
mgray@curis.com

Curis Reports Third Quarter 2006 Financial Results

CAMBRIDGE, Mass., November 9, 2006 - Curis, Inc. (NASDAQ:CRIS), a therapeutic drug development company focusing on cancer, neurological and dermatological disease indications, today reported its financial results for the third quarter ended September 30, 2006.

For the third quarter of 2006, Curis reported a net loss of $1,537,000, or ($0.03) per share, as compared to a net loss of $3,251,000 or ($0.07) per share for the same period in the prior year.

Net revenues for the third quarter of 2006 were $4,270,000 as compared to $2,065,000 for the third quarter of 2005, an increase of $2,205,000. The increase in net revenues was primarily due to the recording of $2,284,000 of license revenue as part of a settlement agreement with Micromet, a former collaborator, and a $464,000 decrease in contra-revenues recorded under the Company’s basal cell carcinoma co-development arrangement with Genentech. The Company elected to cease its participation in co-development on August 31, 2006, and does not expect to incur any further costs related to the basal cell carcinoma program. The increase to net revenues was partially offset by a decrease in revenues recorded under the Company’s ongoing collaborative relationships. Such revenues decreased by $481,000 to $2,341,000 during the third quarter of 2006 from $2,822,000 during the same period in 2005.

Operating expenses for the third quarter of 2006 were $5,972,000 as compared to $5,543,000 for the third quarter of 2005, an increase of $429,000, or 8%. The primary changes in research and development and general and administrative expenses are as follows:

Research and development spending decreased slightly to $3,669,000 for the third quarter of 2006 as compared to $3,691,000 for the same period in 2005. Spending increases related to a new preclinical program focusing on multi-targeted inhibitors of validated cancer pathways were offset by decreases in spending on Curis’s other research programs.

General and administrative spending was $2,302,000 for the third quarter of 2006 as compared to $1,833,000 for the same period in 2005, an increase of $469,000, or 26%. The increase in general and administrative expenses was principally due to an increase of $639,000 in stock-based compensation expense during the third quarter of 2006 as a result of the Company’s adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123R, Share-Based Payments (SFAS 123R).

In addition, consulting and professional service fees increased $118,000 in the third quarter of 2006 as compared to the same prior year period due to costs associated with the formation of the Company’s Chinese subsidiary, Curis Shanghai. Offsetting this increase, the third quarter of 2006 includes a $256,000 decrease in patent-related legal expense.

For the first nine months of 2006, the Company reported a net loss of $9.5 million dollars or ($0.19) per share, as compared to a net loss of $13.5 million dollars or ($0.28) per share for the prior year period.

Net revenues for the nine months ended September 30, 2006 were $8,868,000 as compared to $2,493,000 for the same period of 2005, an increase of $6,375,000. The increase in net revenues in the 2006 period was due to a $3,970,000 decrease in contra-revenues recorded under the Company’s discontinued basal cell carcinoma co-development arrangement with Genentech in 2006 as compared to 2005 and $2,284,000 in license revenue recognized as part of a settlement agreement with Micromet.

Operating expenses were $19,172,000 and $16,607,000 for the nine-month periods ended September 30, 2006 and 2005, respectively. The $2,565,000, or 15%, increase in the Company’s research and development and general and administrative expenses was due to the following:

Research and development expenses were $10,994,000 for the nine months ended September 30, 2006 as compared to $10,410,000 for the same period in the prior year, an increase of $584,000, or 6%. The increase was primarily due to an increase in stock-based compensation expense of $638,000. The Company’s spending in research remained consistent from period to period.

General and administrative expenses were $8,150,000 for the nine months ended September 30, 2006 as compared to $6,141,000 for the same period in the prior year, an increase of $2,009,000, or 33%. The increase in general and administrative expenses was principally due to an increase of $2,028,000 in stock-based compensation expense.

As of September 30, 2006, Curis had cash, cash equivalents, marketable securities and investments of $35,187,000 and there were 49,164,945 shares of common stock outstanding. The Company currently expects that it will end 2006 with between $34,000,000 and $36,000,000 in cash. If this expectation is met, the Company’s cash, cash equivalents, marketable securities and investments will have decreased $8,000,000 to $10,000,000 from the balances at the end of 2005.

“We’ve accomplished many important objectives over the past several months,” said Dan Passeri, President and Chief Executive Officer of Curis. “Our collaboration partner Genentech filed an IND based on our Hedgehog antagonist technologies for the systemic treatment of cancers, and we have also made significant progress with our internal preclinical multi-target inhibitor cancer programs. We anticipate completing in vivo efficacy testing during the fourth quarter of 2006 and hope to select a lead clinical candidate during the first half of 2007. We’re also looking forward in the first half of 2007 to the potential selection of a lead clinical candidate under our topical Hedgehog agonist program in collaboration with Procter & Gamble, as well as a potential 2007 lead candidate selection under our collaboration with Wyeth.”

Recent Developments and Third Quarter 2006 Highlights

•	In October 2006, Genentech paid Curis a $3 million payment after it filed an IND with the Food and Drug Administration to initiate Phase I clinical testing of a systemically administered small molecule Hedgehog antagonist for the treatment of cancer. Should this small molecule drug candidate successfully continue its development into subsequent stages of clinical testing and regulatory approval, Curis would be eligible for additional payments. Curis also has the right to receive royalties on any product sales.

The Phase I trial is designed as an open-label study of a systemic Hedgehog antagonist in patients with locally advanced or metastatic cancers that are refractory to standard therapy or for whom no standard therapies exist. The primary objectives of the Phase I trial are to evaluate the safety and tolerability of escalating doses of the Phase I molecule and to establish the maximum tolerable dose and dose limiting toxicities. The trial is expected to enroll approximately 50 patients spread across several dose-escalating cohorts. The successful completion of the Phase I trial will be dependent upon, among other things, the patient enrollment rate as well as the number of patients that will ultimately need to be treated to achieve the Phase I trial objectives.

•	In September 2006, Curis agreed to a court-proposed settlement agreement with Micromet, a former collaborator, to resolve a claim brought in German court by Curis over payments due to Curis under a note payable from Micromet. In accordance with the settlement, Micromet has agreed to pay Curis EUR 1,000,000, due on November 1, 2006, and EUR 1,000,000, due on May 31, 2007. Should Micromet make the second payment on or before April 30, 2007, the second payment would decrease to EUR 800,000. Curis received the first payment of EUR 1,000,000, or approximately $1,250,000, in October 2006 under this settlement.

•	In September 2006, Curis announced that it initiated a new preclinical program seeking to develop several classes of new proprietary small molecule drug candidates, each of which is being designed to target multiple distinct molecular pathways. Unlike other multi-targeted inhibitors, which target multiple closely related tyrosine kinase receptors, Curis is seeking to develop drug candidates as single molecules. These single molecule drug candidates are being designed to target multiple distinct molecular pathways that the Company believes have the potential to provide anti-tumor activity across a broad range of hematologic (i.e., blood) and solid tumor cancers.

These new drug programs are currently in preclinical testing. Curis will seek to progress several classes of compounds simultaneously through preclinical development. Assuming successful preclinical development, Curis expects to select a lead clinical candidate during the first half of 2007 and to file an IND by the end of 2007.

•	In September 2006, Curis announced the establishment of a wholly-owned subsidiary in Shanghai, China called Curis Pharmaceuticals (Shanghai) Co., Ltd., or Curis Shanghai. Overall scientific leadership, program management and in vivo animal work will continue to be conducted in the U.S. where the Company has an established infrastructure. Curis has engaged chemists through a third-party Chinese chemistry provider to work with its U.S.-based scientists to provide a virtual “24/7” drug discovery and development operation, which Curis believes may result in enhanced capacity, greater productivity and new cost efficiencies. Curis anticipates that its chemistry costs will be reduced by approximately 75% compared to outsourcing chemistry with traditional western chemistry providers.

•	In September 2006, Curis added three new members to its Scientific Advisory Board: Stuart A. Aaronson, M.D., Chairman, Department of Oncological Sciences at The Mount Sinai Medical Center in New York City; George F. Vande Woude, Ph.D., Director, Van Andel Research Institute and formerly with the National Cancer Institute; and Kenneth J. Pienta, M.D., Chair, Translational Medicine Committee of the Southwest Oncology Group (SWOG). These advisors bring a broad understanding of oncology to Curis, as well as deep experience advising biotechnology and pharmaceutical companies in various stages of growth.

•	On August 31, 2006, and pursuant to the terms of the Company’s June 2003 collaboration agreement with Genentech, Curis elected to cease its participation in the co-development of a basal cell carcinoma drug candidate. Effective August 31, 2006, the co-development termination date, Genentech will be solely responsible for all future costs and development decisions regarding the basal cell carcinoma program. The Company believes that the Phase I trial was halted due to a formulation/penetration problem and does not call into question the role of the Hedgehog pathway in basal cell carcinoma or other cancers.

The Company will hold a conference call today, November 9, 2006, at 10:00 A.M. EST, to discuss its financial results, the progress of its therapeutic product development programs, and additional corporate activities. Daniel Passeri, President and Chief Executive Officer of Curis, will host the call.

To access the live conference call, please call (866) 362-4820 from the United States and Canada or (617) 597-5345 from other locations, shortly before 10:00 a.m. EST. The conference ID number is 46213398. Replay will be available approximately two hours after the completion of the call and through 5:00 P.M. EST, Monday, November 23, 2006. To access the replay, please call (888) 286-8010 from the United States and Canada or (617) 801-6888 from other locations and reference the conference ID number 40802994.

CURIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues:
Gross revenues	$4,625,874	$2,884,616	$10,595,479	$8,190,993
Contra-revenues from co-development with Genentech	(355,435)	(819,491)	(1,727,727)	(5,697,993)

Net revenues	4,270,439	2,065,125	8,867,752	2,493,000

Operating expenses:
Research and development	3,669,368	3,691,261	10,994,327	10,409,583
General and administrative	2,302,469	1,832,802	8,150,372	6,141,013
Amortization of intangible assets	—	18,768	27,050	56,304

Total operating expenses	5,971,837	5,542,831	19,171,749	16,606,900

Net loss from operations	(1,701,398)	(3,477,706)	(10,303,997)	(14,113,900)

Other income, net	164,771	226,365	794,181	623,308

Net loss	$(1,536,627)	$(3,251,341)	$(9,509,816)	$(13,490,592)

Basic and diluted net loss per common share	$(0.03)	$(0.07)	$(0.19)	$(0.28)

Basic and diluted weighted average common shares outstanding	49,146,609	48,178,626	49,012,538	47,998,663

CURIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2006	December 31, 2005
ASSETS

Cash, cash equivalents, marketable securities	$35,187,362	$44,209,322
Long-term investments – restricted	201,844	195,998
Accounts and notes receivable	3,009,543	1,002,511
Property and equipment, net	4,452,842	5,347,639
Intangible assets, net	8,982,000	9,009,050
Other assets	956,355	1,149,733

Total assets	$52,789,946	$60,914,253

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$3,962,687	$5,088,998
Debt obligations, excluding convertible debt	2,289,489	3,226,712
Convertible debt	—	2,605,280
Deferred revenue	12,418,466	11,993,684

Total liabilities	18,670,642	22,914,674

Total stockholders’ equity	34,119,304	37,999,579

Total liabilities and stockholders’ equity	$52,789,946	$60,914,253

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company focusing on cancer, neurological and dermatological disease indications, with technologies that utilize regulatory pathways that control repair and regeneration. Curis’ product development involves the use of small molecules or proteins to modulate these pathways. The company has successfully used this technology and product development approach to produce several promising drug product candidates in the fields of cancer (under collaboration with Genentech, as well as new proprietary cancer programs that target multiple validated cancer pathways), neurological disorders (under collaboration with Wyeth), hair growth (under collaboration with Procter & Gamble), kidney and other diseases (licensed to Ortho Biotech Products and under development at Centocor, both subsidiaries of Johnson & Johnson), and cardiovascular disease. For more information, please visit www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Curis’ guidance regarding year end cash balances and total year cash decline, Curis’ projections regarding the completion of efficacy testing, lead candidate selection and IND filing for its lead internal programs, the expected efficacy of its new internal programs and the Company’s expectations about future advances in its programs with Wyeth and Procter & Gamble. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates,” “should” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause the Company’s actual results to be materially different from those indicated by such forward-looking statements including, among other things:

•	adverse results, delays and/or failures in the Company’s and its strategic collaborators’ and licensees’ product development programs;

•	difficulties or delays in obtaining or maintaining required regulatory approvals for products being developed by the Company and its collaborators and licensees;

•	the Company’s ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on its technologies;

•	changes in or the Company’s inability to execute its business plan;

•	the risk that Curis does not obtain the additional funding required to conduct research and development of its product candidates and execute the Company’s business plan;

•	unplanned cash requirements and expenditures;

•	risks relating to the Company’s ability to enter into and maintain important strategic collaborations, including its ability to maintain its current collaboration agreements with Genentech, Wyeth, and Procter & Gamble as well as its license agreement with Ortho Biotech Products;

•	the risk that competitors will discover and develop signaling pathway-based or other competing therapeutics faster and more successfully than the Company and its collaborators are able to;

•	and other risk factors identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent reports periodically filed with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. The Company disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

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